June 7, 2012

Searchlight Minerals Corp.

2441 West Horizon Ridge Pkwy, #120

Henderson, NV 89052

Re:     Resignation of J.C. McFarland

I, the undersigned, being a member of the Board of Directors of Searchlight Minerals Corp., a Nevada corporation (the “Company”), do hereby tender my resignation as a director of the Company and all of its subsidiaries, effective immediately. There are no disagreements or conflicts between me and the Company. I have reviewed the proposed disclosure on Form 8-K by the Company relating to my resignation and have no disagreement with the form of such disclosure.

Sincerely,

/s/ J.C. McFarland
J.C. McFarland